Exhibit 10.7

RANOR, INC.

BOND PURCHASE AGREEMENT

Dated as of December 30, 2010

Sovereign Bank
446 Main Street
Worcester, Massachusetts 01608
Attention:        Edward S. Borden
Senior Vice President

RE:	$4,250,000 Massachusetts Development Finance Agency Revenue Bonds, Ranor Issue, Series 2010A and $1,950,000 Massachusetts Development Finance Agency Revenue Bonds, Ranor Issue, Series 2010B

This Bond Purchase Agreement (this “Agreement”) will confirm our agreement under which the Massachusetts Development Finance Agency (the “Agency”) is issuing and selling to Sovereign Bank (the “Purchaser” or the “Bank”), and the Purchaser is purchasing from the Agency $4,250,000 principal amount of the Agency’s Revenue Bonds, Ranor Issue, Series 2010A (together with any bonds issued in exchange or replacement therefor, the “Series 2010A Bonds”) and $1,950,000 principal amount of the Agency’s Revenue Bonds, Ranor Issue, Series 2010B (together with any bonds issued in exchange or replacement therefor, the “Series 2010B Bonds,” and collectively with the Series 2010A Bonds, the “Bonds”). The Bonds are being issued pursuant to the Mortgage, Loan and Security Agreement, dated as of December 1, 2010 (the “Loan Agreement”), among the Agency, Ranor, Inc. (the “Borrower”), and the Purchaser, as Bondowner and Disbursing Agent. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement, provided that “Bond Documents” as used herein means the Bond Documents to which the Borrower is a party. The proceeds of the Bonds are being loaned to the Borrower, a Delaware corporation doing business in The Commonwealth of Massachusetts (the “Commonwealth”), to finance and refinance the acquisition of the manufacturing facility currently leased by the Borrower, the construction of an addition thereto, the improvement and equipping thereof, and the costs of issuance of the Bonds. TechPrecision Corporation, a Delaware corporation and parent of the Borrower (the “Guarantor”) is guaranteeing the Borrower’s obligations under the Bond Documents pursuant to a Guaranty (Unlimited), dated as of the date hereof, from the Guarantor to the Purchaser (individually and collectively, the “Guaranty”).

As an inducement to the Purchaser and each subsequent owner of Bonds (collectively, the “Bondowner”) to purchase and hold the Bonds, the parties hereby represent, warrant and agree as follows:

1. Representations and Warranties of the Borrower and the Guarantor. The Borrower and the Guarantor represent and warrant as follows:

1.1. Corporate Existence and Power. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to do business in the Commonwealth, with the full power to own its properties and conduct its business as now conducted and to enter into and perform the Bond Documents. The Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, with the full power to own its properties and conduct its business as now conducted and to enter into and perform the Guaranty.

1.2. Corporate Authority. The execution, delivery and performance of the Bond Documents have been duly authorized on the part of the Borrower by all necessary corporate action, and will not violate or constitute a default under its charter or by-laws, any applicable law, or any agreement or instrument binding upon it or its properties. The execution, delivery and performance of the Guaranty has been duly authorized on the part of the Guarantor by all necessary corporate action, and will not violate or constitute a default under its charter or by-laws, any applicable law, or any agreement or instrument binding upon it or its properties.

1.3. Binding Effect. The Bond Documents are the legal, valid and binding obligations of the Borrower, and are enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance. The Guaranty is the legal, valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law and the availability of the remedy of specific performance.

1.4. Financial Condition. The Borrower has delivered to the Purchaser the consolidated and consolidating financial statements of the Borrower and the Guarantor, including balance sheets as of March 31, 2009 and March 31, 2010, and the related statements of operations and statements of cash flows for the fiscal years then ended, audited by Tabriztch & Co. CPA. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved and are correct and complete and fairly present the financial condition and the results of operations of the Borrower and the Guarantor at the dates and for the periods indicated. As of March 31, 2010, neither the Borrower nor the Guarantor had any material liabilities, contingent or otherwise, except as set forth on such statements, and since such date there has been no material adverse change in the financial condition, business operations or properties of the Borrower or the Guarantor and no material liabilities have been incurred by the Borrower or the Guarantor, except as disclosed in writing to the Purchaser.

1.5. Nature of Business. The Borrower is a manufacturer of precision metal components and equipment.

1.6. Existence of Assets and Title Thereto. Each of the Borrower and the Guarantor has good and valid title to all its respective properties and assets reflected in the balance sheet as of March 31, 2010 referred to above, subject to no lien, encumbrance or charge of any kind except as disclosed in such balance sheet and Permitted Encumbrances.

1.7. Indebtedness. As of the date hereof, the Borrower has no indebtedness outstanding other than the Bonds, indebtedness to the Bondowner and Permitted Indebtedness (as hereinafter defined). As of the date hereof, the Guarantor has no indebtedness outstanding other than as set forth on the financial statements referred to in Section 1.4, above.

1.8. Third-Party Compliance. To the best of the Borrower’s knowledge, all parties to all material leases, contracts, and other commitments to which the Borrower is a party (“third-party agreements”) have complied with the provisions of such third-party agreements and no party is in default under any such third-party agreement and no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default under any such third-party agreement.

1.9. First Priority Liens. The liens and security interests created pursuant to the Loan Agreement and the other Bond Documents are in all cases first priority liens, subject only to Permitted Encumbrances.

1.10. Litigation. There are no suits or proceedings pending or, to the best knowledge of the Borrower or the Guarantor, threatened against or affecting the Borrower or the Guarantor, or their respective properties, or by or before any court or governmental authority that have not been disclosed in writing to the Purchaser.

1.11. Compliance with Applicable Laws. Neither the Borrower nor the Guarantor is in default under any order or decree of any court or governmental authority. Each of the Borrower and the Guarantor is complying with all applicable statutes and regulations of all governmental authorities having jurisdiction over it or its business. To its best knowledge, Borrower has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business. Neither the zoning authorizations, approvals or variances or any other right to construct or to use the Project is to any extent dependent upon or related to any real estate other than the Property. All consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required for construction in accordance with the Project have been obtained or will be obtained prior to the Bond closing, and all laws relating to the construction and operation of the Project will be complied with and all permits and licenses required for the operation of the Project which cannot be obtained until such construction is completed can be obtained if the Project is completed in accordance with the plans for the Project. When the construction of the Project is completed in accordance with the plans for the Project, no building or other improvement will encroach upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Project, except as may be located on the survey delivered to Bondowner and approved by Bondowner at the closing of the Bond or thereafter and/or as reflected in the plans of the Project.

1.12. Tax Returns and Payments. All tax returns and reports of the Borrower and the Guarantor required by law to be filed have been duly filed and all taxes, fees and other governmental charges shown thereon which are due and payable have been paid. No deficiency assessment or proposed adjustment of any federal, state or local taxes of the Borrower or the Guarantor is pending, and neither the Borrower nor the Guarantor knows of any liability or basis therefor for any income or other tax to be imposed upon either of them or any of their properties or assets for which adequate provision has not been made.

1.13. Licenses, Patents and Trademarks. Each of the Borrower and the Guarantor possesses all governmental licenses, approvals and authorizations and such patents, other licenses, trademarks, trade names, copyrights, and franchises as may be necessary to enable it to conduct its business.

1.14. Burdensome Contracts. Neither the Borrower nor the Guarantor is a party to any contract or agreement, the terms of which now have or, as far as can be foreseen, may have an adverse effect on the financial condition, business or properties of either of them.

1.15. Application. The Application, dated August 23, 2010, as amended, furnished by the Borrower to the Agency, is true and complete and accurately describes the Project in all material respects.

1.16. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Borrower or the Guarantor in connection with the issuance, sale and purchase of the Bonds contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading. To the best knowledge of each of the Borrower and the Guarantor, there is no fact, not of general knowledge, having a material adverse effect on the financial condition, business or properties of the Borrower or the Guarantor which has not been disclosed herein or in another written document furnished to the Purchaser by the Borrower or the Guarantor.

1.17. Fiscal Year. Each of the Borrower’s and the Guarantor’s fiscal year ends on March 31.

1.18. Environmental Matters. To Borrower’s and Guarantor’s knowledge, except as set forth in the phase 1 environmental site assessment report delivered to Lender, (a) each of the Borrower and the Guarantor has complied with all environmental laws regarding transfer, construction on and operation of its business and property, including but not limited to notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, managing hazardous substances, and responding to the presence or release of hazardous substances connected with operation of its business or property; (b) neither the Borrower nor the Guarantor shall, nor shall it permit others to, manage hazardous substances except in full compliance with environmental laws; (c) the Borrower and the Guarantor shall take prompt action in full compliance with environmental laws to respond to the on site or off site release of hazardous substances connected with its operation of its business or property; and (d) neither the Borrower nor the Guarantor has received any written notice from any regulatory body regarding any of the foregoing.

1.19. ERISA Compliance. Any Employee Pension Benefit Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of the Borrower or the Guarantor meets, as of the date hereof, the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA), and no Reportable Event or Prohibited Transaction (as defined in ERISA), has occurred with respect to any Employee Benefit Plans (as defined in ERISA) of either the Borrower or the Guarantor.

1.20. Solvency. The Borrower hereby represents to the Bondowner that it is solvent and is generally paying its debts as such debts become due.

1.21. Event of Default. No default or Event of Default (as specified in Section 7) exists.

1.22. Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

2. Financial and other Information. The Borrower and the Guarantor agree that so long as the Bonds are outstanding, they will furnish to the Bondowner the following:

2.1.	Financial Information.

(a) Annual Statement. On or before ninety (90) days after the end of its fiscal year, the annual financial statement of Borrower and Guarantor on a consolidated basis audited by a firm of certified public accountants in scope and with exceptions acceptable to the Bank, accompanied by a certificate by such accountant and by an officer of the Borrower that to the best of their knowledge no default exists under this Agreement, or under any indenture pursuant to which any other indebtedness of the Borrower is outstanding, and that all the terms of this Agreement have been fully performed, or if to the knowledge of either of them, any of the terms of this Agreement have not been fully performed, such certificate shall specify the nature of the default and the steps taken by the Borrower to correct such default;

(b) Quarterly Statement. On or before forty-five (45) days after the end of each quarter, the consolidated quarterly financial statement of Borrower and Guarantor;

(c) Quarterly Certificate. On or before forty-five (45) days after the end of each quarter, a quarterly covenant compliance certificate;

(d) Monthly Statements. On or before fifteen (15) days of month-end, a financial statement of Borrower for the preceding month in form satisfactory to the Lender, and a monthly borrowing base certificate in a form acceptable to Bank; and

(e) Other Information. Promptly after the Bank’s request, such other information as the Bank may, from time to time, reasonably request.

The foregoing shall be certified to the Bank as correct by an authorized representative of the Borrower and/or Guarantor, as applicable. Such financial statements shall consist of balance sheets, income statements and supporting information, including without limitation, leases, schedule and pledge status of liquid assets, schedule of debt maturities, schedule of contingent liabilities, and cash flow schedules for income producing property. The financial statements shall fairly and consistently represent the financial condition of the Borrower and/or the Guarantor, as applicable.

Whether requested or not, the Borrower will furnish to the Bank promptly upon receipt thereof copies of any and all management letters and financial statements submitted to the Borrower by its accountants and copies of all regular statements and all regular or periodic financial reports which the Borrower is or may be required to file with the Securities and Exchange Commission.

(f) Field Exams. Bank may cause commercial finance field examinations to be completed annually, at Borrower’s sole cost and expense; provided that no field examination shall be required for any year in which the average of the total principal amount outstanding under this Agreement as of the close of each month is less than $1,000,000.

2.2. Additional Information. From time to time such other information on the financial condition, properties and businesses of the Borrower and the Guarantor, including the Project, as the Bondowner may reasonably request. The Borrower and the Guarantor will permit persons designated by the Bondowner to inspect their properties and corporate and financial books and records and to discuss their respective affairs with their officers and employees at such reasonable times as requested and upon reasonable notice.

2.3. Budget. Disbursement of the Bond proceeds for Series 2010A Bonds shall be governed by a budget (hereinafter the “Budget”). The Budget shall specify the amount of Borrower’s cash equity invested in the Project, and all costs and expenses of every kind and nature whatever to be incurred by Borrower in connection with the Project. All changes to the Budget shall in all respects be subject to the prior written approval of Bondowner. The Budget shall include as line items (“Budget Line Items”), to the extent determined to be applicable by Bondowner in its reasonable discretion. Borrower agrees that all Bond proceeds disbursed by Disbursing Agent shall be used only for the Budget Line Items for which such proceeds were disbursed. Bondowner shall not be obligated to disburse any amount for any category of costs set forth as Budget Line Item which is greater than the amount set forth for such category in the applicable Budget Line Item. Notwithstanding, so long as no Event of Default exists, Borrower shall have the right, with Bondowner’s reasonable consent, to re-allocate cost savings from one line to another line item so long as the sum of all line items as adjusted do not exceed the sum of the line items as they appear in the Bondowner approved Budget. Borrower shall pay as they become due all amounts set forth in the Budget with respect to costs to be paid by Borrower

3. Financial Maintenance Covenants. The Borrower and the Guarantor agree that so long as any Bonds are outstanding, it shall not (on a consolidated basis):

(a) Fixed Charge Coverage Ratio. Permit Earnings Available for Fixed Charges to be less than 120% of Fixed Charges.

(b) Interest Coverage. Permit the Interest Coverage Ratio to be less than 2:1 as at the end of each fiscal quarter.

(c) Leverage Ratio. Borrower will not permit its Leverage Ratio to be greater than 3.0 to 1.0 at any time, tested annually.

(d) Loan to Value. Exceed a loan to value ratio regarding the Mortgaged Property of not greater than seventy-five percent (75%), as determined by Bondowner, in its sole discretion, and shall be based upon the ratio of the then outstanding balance of the Series A Bond to the fair market value of the Property at the time of determination. If the loan to value ratio is not satisfied from time to time, the Bondowner shall have the option to declare an Event of Default under the Bonds, provided, however, the Borrower shall have the opportunity to cure such default within 60 days thereof by redeeming Bonds to the extent necessary or providing additional collateral to bring the loan to value ratio down to no greater than 75%.

(e) Calculation of Financial Covenants. The calculation of the financial covenants set forth above shall: (i) be measured against the consolidated financial performance with Borrower and Guarantor as set forth in the financial statements required to be delivered to the Bank, which statements shall be prepared on a consolidated basis with the Guarantor; and (ii) be tested at the end of each fiscal quarter on a trailing 12 month basis commencing with the quarter ending March 31.

(f) For the purpose of the financial maintenance covenants, the following definitions shall apply (terms not otherwise defined herein shall have the meaning ascribed to them under GAAP), and references to the Borrower shall also include the Guarantor to the extent consolidated with the Guarantor on the financial statements:

 (i) “Capital Expenditures” means, for or any period, the sum of (i) all expenditures that, in accordance with GAAP, are required to be included in land, property, plant or equipment or similar fixed asset account (whether involving real or personal property), and (ii) Capital Lease Obligations incurred during such period (excluding renewals of Capital Leases;

 (ii) “Capital Lease” means any lease of property by Borrower, as lessee, that, in accordance with GAAP, would be capitalized on a balance sheet;

(iii) “Capital Lease Obligations” means the aggregate capitalized amount of the obligations of Borrower under all Capital Leases;

(iv) “Earnings Available for Fixed Charges” means, for any period, EBIT plus all amounts deducted in computing net income in respect of depreciation and amortization, less dividends and distributions less non-financed Capital Expenditures less cash taxes paid plus rent.
(v) “EBIT” means the total of (i) net earnings of Borrower plus (ii) all amounts deducted in computing such net income in respect of (a) interest expense on indebtedness and (b) taxes based upon or measured by income, as each such item is determined in accordance with GAAP;

(vi) “Fixed Charges” means, for any period, the aggregate amount of Borrower’s interest expense plus current maturities of long term debt (including subordinated debt and Capital Lease Obligations) during such period and mortgage payments;

(vii) “GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date of the preparation and delivery of the financial statements described in Section 6 and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Lender;

(viii) “Interest Coverage Ratio” means for any period, the ratio of EBIT to Borrower’s current interest payments due during such period on Indebtedness for borrowed money; and

(ix) “Leverage Ratio” means the ratio of (a) the total liabilities that would be shown on the balance sheet of the Borrower as of any date, to (b) the Borrower’s net worth as of such date.

(x) “Intangible Assets” means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

(xi) “Tangible Net Worth” means total assets determined in accordance with GAAP minus the sum of (i) Intangible Assets and (ii) total liabilities determined in accordance with GAAP.

4. Negative Covenants of the Borrower. The Borrower agrees that so long as any Bonds are outstanding, it will not, without the prior written consent of the Bondowner:

4.1. Maintenance of Corporate Existence. Merge or consolidate with another entity; sell, lease, transfer or otherwise dispose of all or a substantial part of its assets; or purchase all or a substantial part of the assets of, or acquire a controlling interest in, any other partnership, corporation, trust or other entity; or permit any other corporation, trust or other entity to obtain a controlling interest in the Borrower or the Guarantor. The Borrower shall not make any change in its capital structure or in any of its business objectives, purposes and operations which might (i) in any way adversely affect the ability of the Borrower to repay the Bonds, or (ii) permit a transfer of more than 10% of its equity interests without the prior written consent of the Bondowner.

4.2. Maintenance of Operations. Sell or otherwise dispose of, or for any reason cease operating, any of its locations, divisions, franchises, or lines of business.

4.3. Additional Indebtedness. Incur additional indebtedness, except as permitted by Bondowner, in writing; provided, however, that Borrower shall be permitted to incur purchase money indebtedness for the purchase of capital assets in an amount not to exceed $500,000 in the aggregate at any one time (“Permitted Indebtedness”), and (b) indebtedness to the Bondowner.

4.4. Liens. Lien, pledge, mortgage, grant or permit to exist a security interest in any of its assets, including the Mortgaged Property, to any Person, other than Permitted Encumbrances, or covenant with any Person (other than the Bondowner) that it will not so lien, pledge, mortgage, grant or permit to exist a security interest in any of its assets, including the Mortgaged Property.

4.5. Change of Name; Location. Cause or permit any change in its name, state of organization, state identification number or federal tax identification number, or the location of any of its places of business, without at least thirty (30) days’ prior written notice to the Bondowner.

4.6. Guarantees. Become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business.

4.7. Subsidiaries. Form any subsidiary, make any investment in (including any assignment of inventory or other property), or make any loan in the nature of an investment to, any Person, except for Permitted Investments.

4.8. Sale-Leaseback. Enter into any sale-leaseback transaction.

4.9. Investments. Acquire or agree to acquire any stock in, or any of the assets of, any Person, except for Permitted Investments.

4.10. Margin Securities. Directly or indirectly apply any part of the proceeds of the Bonds to the purchasing or carrying of any “margin security” or “margin stock” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

4.11. Misstatements. Furnish the Bondowner any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

4.12. Employee Loans and Investments. Make any loan or advance to any officer, member, trustee, director or employee, except for business travel and similar temporary advances in the ordinary course of business. Make or suffer to exist any advances or loans to, or any investments in (by transfers or property, contributions to capital, purchase of stock or securities or evidence of indebtedness, acquisition of assets or business or otherwise) any Person other than the securities of the United States of America and other investments as may be offered by the Bondowner.

4.13. Capital Expenditures. Directly or indirectly make or commit to make any capital expenditure; provided, however, that so long as no Event of Default exists at the time thereof or after giving effect thereto, Borrower may make capital expenditures in the ordinary course of business and not exceeding $500,000 per year.

4.14. Fiscal Year. Change its fiscal year.

4.15. Limitation on Dividends and Distributions. Declare or pay any dividend or distribution (whether in cash, property or otherwise) unless Borrower is current on all debt payments to the Bondowner or no Event of Default has occurred.

4.16. Limitation on Issuance or Acquisition of Equity Interest. Issue any additional equity interests (except to existing holders), or redeem, retire, purchase or otherwise acquire for value any equity interests.

4.17. Limitation on Disposition of Assets. Other than in the ordinary course of business, sell, exchange or otherwise dispose of any of its assets, or any part thereof or any interest therein, without the express written authorization of the Bondowner.

5. Negative Covenants of the Guarantor. The Guarantor agrees that so long as any Bonds are outstanding, it will not, without the prior written consent of the Bondowner:

5.1. Maintenance of Corporate Existence. Merge or consolidate with another entity; sell, lease, transfer or otherwise dispose of all or a substantial part of its assets; or purchase all or a substantial part of the assets of, or acquire a controlling interest in, any other partnership, corporation, trust or other entity; or permit any other corporation, trust or other entity to obtain a controlling interest in the Borrower or the Guarantor. The Borrower shall not make any change in its capital structure or in any of its business objectives, purposes and operations which might (i) in any way adversely affect the ability of the Borrower to repay the Bonds, or (ii) permit a transfer of more than 10% of its equity interests without the prior written consent of the Bondowner.

5.2. Maintenance of Operations. Sell or otherwise dispose of, or for any reason cease operating, any of its locations, divisions, franchises, or lines of business.

5.3. Liens. Lien, pledge, mortgage, grant or permit to exist a security interest in any of its assets, including the Mortgaged Property, to any Person, other than Permitted Encumbrances, or covenant with any Person (other than the Bondowner) that it will not so lien, pledge, mortgage, grant or permit to exist a security interest in any of its assets, including the Mortgaged Property.

5.4. Change of Name; Location. Cause or permit any change in its name, state of organization, state identification number or federal tax identification number, or the location of any of its places of business, without at least thirty (30) days’ prior written notice to the Bondowner.

5.5. Margin Securities. Directly or indirectly apply any part of the proceeds of the Bonds to the purchasing or carrying of any “margin security” or “margin stock” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.

5.6. Misstatements. Furnish the Bondowner any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

5.7. Employee Loans and Investments. Make any loan or advance to any officer, member, trustee, director or employee, except for business travel and similar temporary advances in the ordinary course of business. Make or suffer to exist any advances or loans to, or any investments in (by transfers or property, contributions to capital, purchase of stock or securities or evidence of indebtedness, acquisition of assets or business or otherwise) any Person other than the securities of the United States of America and other investments as may be offered by the Bondowner.

5.8. Fiscal Year. Change its fiscal year.

6. Additional Covenants. Each of the Borrower and the Guarantor agrees that so long as any Bonds are outstanding, unless the Bondowner otherwise consents in writing, it will:

6.1. Corporate Existence. Maintain its corporate existence and qualification in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties, and continue to be engaged principally in the business in which it is presently engaged.

6.2. Insurance. Maintain or cause to be maintained insurance with insurance companies satisfactory to the Bondowner as provided in the Commitment and the Loan Agreement, and file with the Bondowner annually current certificates of all such insurance.

6.3. Maintenance of Properties. Maintain its properties, including without limitation all properties held by it as lessee, in good repair so that its business may be properly and advantageously conducted at all times. Upon Bondowner’s request, Borrower shall deliver to Bondowner a foundation and/or slab survey, within thirty (30) days after completion of the foundation and/or slab of the Project comprising the improvement of the Property.

6.4. Tax Liabilities. During its fiscal year accrue all current tax liabilities, required withholding of income taxes of employees, required social security, pension and unemployment contributions, and pay the same when they become due, except such liabilities as are being contested in good faith against which adequate reserves have been established and as to which no proceedings to foreclose have been commenced.

6.5. Accounting Practices. Keep proper books of account in which complete and accurate entries will be made of all transactions in accordance with GAAP accounting principles and use reasonable efforts to collect its accounts.

6.6. Compliance with Laws. Comply with all applicable statutes and regulations of each governmental authority having jurisdiction over its business, noncompliance with which would have a material adverse effect on its financial condition, business or properties.

6.7. Deposit Accounts of the Borrower. Establish on behalf of the Borrower, within thirty (30) days following the date hereof and maintain throughout the term of the Bonds the Borrower’s primary deposit and operating accounts at the Bank.

6.8. Notice of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes a default, after the expiration of any applicable grace or notice period, or an Event of Default under this Agreement, the Loan Agreement, or any other Bond Document, or any condition or event which would upon notice or lapse of time or both constitute such an event or of any other event or condition which would have a material adverse effect on the financial condition, business or properties of the Borrower, give written notice to the Bondowner specifying the nature and duration thereof and the action proposed to be taken with respect thereto. Without limiting the foregoing, Borrower shall give prompt written notice to Bondowner (but in any event within seven (7) days) of:

(ii)           any labor controversy resulting or likely to result in a strike or work stoppage against the Borrower;

(iii)           any written proposal by any public authority to acquire any asset or all or any portion of the business of the Borrower;

(iv)           any proposed or actual change of the Borrower’s or any Guarantor’s name, trade names, identities or corporate structure;

(v)           any change in its place of business or the location of assets from its present place of business and/or locations;

(vi)           any other matter which has resulted or is reasonably likely to result in a material adverse change in the Borrower’s or Guarantor’s financial condition or operations; and

(vii)           any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Bond Documents inaccurate, incomplete or misleading in any material respect.

6.9. Inspection. The Bondowner shall have the right, at all reasonable times, upon reasonable notice, during normal business hours (except that following a default or an Event of Default that has not been waived or in the case of an emergency as determined by the Bondowner, the Bondowner may enter at any time without such notice) to call at the Borrower’s place or places of business (or any other place where the Mortgaged Property or any information relating thereto or to the Project is kept or located), and without hindrance or delay, (a) to inspect, audit, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to the Borrower’s business or to any transactions between the parties hereto, (b) to make such verification concerning the Project or the Mortgaged Property as the Bondowner may consider reasonable under the circumstances, and (c) to discuss the affairs, finances and business of the Borrower with any of their officers, key employees or directors.

6.10. Notice of Suit or Adverse Change in Business. As soon as practicable, and in any event within seven (7) days after either the Borrower or the Guarantor learns of the following, give written notice to the Bondowner of any proceeding(s) being instituted or threatened to be instituted by or against the Borrower or the Guarantor in any federal, state, local or foreign court or before any arbitration or mediation panel, commission or other regulatory body (federal, state, local or foreign).

6.11. Transfer of Interests in the Borrower, or the Mortgaged Property. Except for the Residential Parcels (as defined below) as specifically provided for below and upon the satisfaction of the conditions precedent listed below, the Borrower shall not convey or permit the conveyance of its ownership interest in or control of or any part of the Mortgaged Property, or any legal or beneficial interests therein, including without limitation, its right to receive rents, issues or profits arising from the Mortgaged Property.

Except as specifically provided below, in the event any ownership interest becomes vested in a person or persons or entity or entities in a manner which violate the terms hereof, the Bondowner may, without notice to the Borrower, or any other party, and notwithstanding the existence of such default, deal with such successor or successors in interest with reference to the Bond Documents in the same manner as with the Borrower, without in any way releasing, discharging or otherwise affecting any liability of the Borrower hereunder or under the Bond Documents. No sale or conveyance of all or any portion of the Mortgaged Property, no extension of the time for the payment of the Bonds or any change in the terms thereof consented to by the Bondowner shall in any way whatsoever operate to release, discharge, modify, change or affect the original liability of the Borrower (if any), either in whole or in part, or the Event of Default arising from such sale or conveyance.

Notwithstanding anything to the contrary contained herein, Borrower shall have the right, upon request, to have the three residential properties identified on Exhibit A attached hereto and made a part hereof, consisting of approximately 3.55 acres in the aggregate (collectively, the “Residential Parcels”), released from the lien of the Mortgage and other Bond Documents for the sum of $1.00 to be reconveyed to WM Realty Management, LLC (“Seller”) or its nominee, provided that (a) Borrower submits or causes the submittal of an Approvals Not Required Plan (“ANR Plan”) for the creation of the Residential Parcels within thirty (30) days of the closing date of the financing, (b) Borrower furnishes to Lender evidence satisfactory to Lender that all necessary governmental approvals, including the ANR Plan approved by the Town of Westminster, have been obtained for such releases and the separate transfers and conveyances of the Residential Parcels within ninety (90) days after the closing date of the financing; and (c) Borrower provides Lender a written release from the Seller as to the remainder of the Premises. Borrower acknowledges that the proceeds of the Bond were not allocated to the portion of the purchase price applicable to the Residential Parcels.

For the purposes of this section and the release of the Residential Parcels, the following shall be conditions precedent. The Effective Date of the Title Policy shall be updated to the time of the recording of the release of the Residential Parcels and shall reflect that the remaining parcel is a legal valid lot. This endorsement shall also reflect that there are no other matters of record that might impact the willingness of the Lender to release the Residential Lots, such as intervening mechanics lien filings. An updated Zoning Endorsement of the Title Policy shall address the parcel remaining after the release of the Residential Parcels and its intended use are in compliance with all applicable provisions of the zoning code. Any requirements from the title insurance company shall have been satisfied. An Opinion of Borrower’s counsel acceptable to the Lender shall be delivered.

6.12. Payment of Indebtedness. Pay when due (or within applicable grace or notice period) any indebtedness permitted by this Agreement, including without limitation all purchase money mortgages, capitalized leases, or similar instruments in the nature of a borrowing, except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on its books. If default be made by the Borrower in the payment of any principal (or installment thereof) of, or interest on, any such indebtedness beyond any applicable notice and cure periods, the Bondowner shall have the right, in its sole discretion, to pay such interest or principal for the account of the Borrower and be reimbursed by the Borrower therefor.

6.13. ERISA Compliance. (a) Fund any of its Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA); (b) furnish the Bondowner upon request with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan; and (c) promptly advise the Bondowner of the occurrence of any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan.

6.14. Maintenance and Use of Premises. Maintain, or cause to be maintained, the Mortgaged Property in as good condition as it is now or may be in the future, reasonable wear and tear and damage by taking excepted. The Borrower shall not permit (a) removal, demolition or other waste of the Mortgaged Property, (b) lapse or revocation of any license, permit or other governmental authorization issued with respect to the Mortgaged Property, (c) material change in the structure or use of the Mortgaged Property (other than the projects to be financed with the proceeds of the Bonds or otherwise consented to by the Bondowner), or (d) violation of a law or ordinance affecting the Mortgaged Property or its use.

6.15. F.I.C.A. and Withholding Taxes. Upon request of the Bondowner, the Borrower will furnish the Bondowner with proof satisfactory to the Bondowner of the payment or deposit of F.I.C.A. and withholding taxes required of the Borrower by applicable law. Should the Borrower fail to make any such payment or deposit or furnish such proof within a reasonable time, the Bondowner may, in its sole and absolute discretion, and without notice to the Borrower: (a) make payment of the same or any part thereof; or (b) set up such reserves in the Borrower’s account as the Bondowner may deem necessary to satisfy the liability therefor. Nothing herein contained shall obligate the Bondowner to make such deposit or payment or set up such reserve, or to ascertain whether such deposit payments are being made by Borrower, nor shall the making of one or more such deposits or payments or the setting up of any such reserve constitute: (i) an agreement on the Bondowner’s part to take any further or similar action; or (ii) a waiver of any default by the Borrower under the terms hereof or of any other agreements between the Borrower and the Bondowner. Upon the expiration or termination of this Agreement or transactions hereunder, the Bondowner shall retain its security interest in all the collateral held by the Bondowner until the Borrower shall have paid or discharged all such F.I.C.A. and tax obligations accrued to the date of such expiration or termination, or shall have supplied to the Bondowner evidence satisfactory to the Bondowner that due provisions have been made therefor.

7. Waiver of Right to Trial by Jury. BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT.

8. Counsel Fees and Expenses. The Borrower agrees to pay all reasonable counsel fees and expenses, including recording and filing fees, incurred by the Bondowner in connection with the Bonds incurred by the Bondowner, whether in connection with efforts to collect the indebtedness of Borrower, or in the enforcement or defense of any of the provisions of this Agreement; or negotiations regarding and consultation concerning this Agreement, or preparation therefor, or the financing extended thereunder; or the defense of any proceedings involving any claims made or threatened against or arising out of this Agreement, or the financing extended thereunder, or which the Bondonwer may hereafter incur in protecting, enforcing, increasing or releasing any security held by the Bondowner or any of Borrower’s obligations or any provision of this Agreement. Borrower’s obligation to pay such counsel fees and expenses of the Bondowner shall exist whether or not proceedings are instituted or legal appearances are made in any court on behalf of the Bondowner. All amounts chargeable to Borrower under this Agreement shall be payable on demand to Borrower.

9. Default and Remedies.

9.1. Event of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) Representations. Any representation or warranty made by the Borrower or the Guarantor herein or in any document or instrument furnished to the Bondowner in connection with the purchase of the Bonds or pursuant to this Agreement, the Loan Agreement or any other Bond Document is false or misleading on the date it was intended to be effective.

(b) Certain Covenants. The Borrower or the Guarantor shall fail to observe or perform any covenant or agreement contained in Sections 3, 4, 5, 6.1, 6.2, 6.7, 6.8 or 6.11 herein.

(c) Other Covenants. The Borrower or the Guarantor shall fail to (i) make any payment required hereunder or under any other Bond Document within ten (10) days of the same becoming due, or (ii) observe or perform any covenant or agreement (other than those set forth in Section 10.1(b)) and such failure is not remedied within thirty (30) days after written notice thereof is given to the Borrower.

(d) Bond Documents; Other Indebtedness. (i) An Event of Default as defined in the Loan Agreement shall exist, or (ii) any default, after the expiration of any applicable grace or notice period, or Event of Default under any other Bond Document shall exist, or (iii) an Event of Default shall occur as defined in the Loan Agreement by and between the Borrower and Bank dated February 24, 2006, as amended, or (iv) a default, after the expiration of any applicable grace or notice period, shall exist with respect to any other obligation of the Borrower or the Guarantor to the Bondowner, or (v) a breach shall occur (and continue beyond any applicable grace or notice period) with respect to the payment by the Borrower or the Guarantor with respect to other indebtedness in excess of $50,000.00, or with respect to the performance of any agreement securing such indebtedness or pursuant to which the same was issued or incurred, or an event shall occur with respect to provisions of any such agreement relating to matters of the character referred to in this section, so that a holder or holders of such indebtedness or a trustee or trustees under any such agreement accelerates or is empowered to accelerate any such indebtedness. The Borrower or the Guarantor shall notify the Bondowner of any such breach or event immediately upon the Borrower’s or the Guarantor’s becoming aware of its occurrence and shall from time to time furnish such information as the Bondowner may reasonably request for the purpose of determining whether a breach or event described in this clause (iv) has occurred.

(e) Voluntary Bankruptcy. The Borrower or the Guarantor shall commence a voluntary case under the federal bankruptcy or state receivership laws, or shall admit in writing its insolvency or its inability to pay its debts as they become due, or shall make an assignment for the benefit of creditors, or shall apply for, consent to or acquiesce in the appointment of, or taking possession by, a trustee, receiver, custodian or similar official or agent for itself or any substantial part of its property or shall generally not pay its debts as they become due.

(f) Appointment of Receiver. A trustee, receiver, custodian or similar official or agent shall be appointed for the Borrower or the Guarantor or any substantial part of its property and shall remain undismissed after thirty (30) days.

(g) Involuntary Bankruptcy. The Borrower or the Guarantor shall have an order or decree for relief in an involuntary case under the federal bankruptcy or state receivership laws entered against it, or a petition seeking reorganization, readjustment, arrangement, composition, or other similar relief as to it under the federal bankruptcy laws or any similar law for the relief of debtors shall be brought against it and shall be consented to by it or shall remain undismissed for thirty (30) days.

(h) Judgments. One or more final judgments for payment of money in excess of the amount of insurance coverage available therefor shall be rendered against the Borrower or the Guarantor and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed.

(i) No Sale of the Mortgaged Property. If (i) the Mortgaged Property, or any part thereof or any interest in the Mortgaged Property, is sold or conveyed, except such conveyance as permitted under Section 6.11 hereof, (ii) title to the Mortgaged Property or any interest therein is divested, (iii) the Mortgaged Property is further encumbered or pledged, or (iv) any lease which gives the lessee any option to purchase the Mortgaged Property or any part thereof is entered into, the Bondowner shall at its sole discretion be entitled to accelerate the Bonds and declare the then Outstanding principal amount and all accrued interest and other sums due and payable under the Loan Agreement due and payable, and exercise all remedies available to the Bondowner under the Bond Documents.

(j) Material Adverse Effect. Any event or condition shall occur which has, or upon notice or lapse of time or both would have, a material adverse effect on (i) the ability of the Borrower to perform its obligations under this Agreement, the Loan Agreement or the other Bond Documents, (ii) the ability of the Guarantor to perform its obligations under the Guaranty, (iii) the validity or enforceability of any of the Bonds Documents, or (iv) the financial condition, assets and liabilities, or operations of the Borrower.

(k) Illegality. If this Agreement or any other Bond Document shall be held to be illegal or unenforceable by a court of competent jurisdiction.

A default shall exist hereunder upon the occurrence of any of the foregoing events without regard to any lapse of time or notice.

9.2. Remedies. Upon an Event of Default hereunder, the Bondowner shall have all of the same rights and remedies available to the Bondowner following an Event of Default under the Loan Agreement and the other Bond Documents.

10. Consent to Amendments. This Agreement may be amended by an instrument in writing executed by the Borrower, the Guarantor and the Bondowner. Any covenant or agreement required to be performed by the Borrower or the Guarantor may be modified or waived, and any Event of Default may be waived, with the written consent of the Bondowner. The Bondowner at the time of any consent authorized by this section and each subsequent Bondowner shall be bound by such consent, whether or not its Bonds have been marked to indicate such consent.

11. Purchase for Investment; Disclosure Material. By acceptance of this Agreement, the Purchaser hereby confirms that it is purchasing the Bonds for its own account and does not presently intend to sell or otherwise distribute the Bonds or any interest or participation therein, and the Purchaser acknowledges that the nature of the disclosure material in this transaction has been based upon the foregoing. The Purchaser further acknowledges for the benefit of the Agency that the Purchaser has not looked to it or to Bond Counsel for any information about the Borrower, the Guarantor, the Project, or the Bonds in connection with the decision to purchase the Bonds.

12. Payment of Expenses; Brokerage. The Borrower shall pay on demand all of the Purchaser’s reasonable expenses (including reasonable fees and disbursements of counsel) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Bond Documents, and in connection with any default under, and any waiver, amendment or enforcement of any provisions of any Bond Document. The Borrower shall also pay and save the Purchaser harmless against any liability with respect to claims for or on account of brokers’ or finders’ fees or commissions with respect to the placement of the Bonds.

13. No Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14. Provisions to Survive. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement, the Loan Agreement and the Bonds and payment therefore and Bondowner shall retain its lien in the Project and all its right and remedies under the Bond Documents, notwithstanding such termination, until Borrower has paid its Obligations to Bondowner, in full, in immediately available funds.

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any subsequent Bondowner whether or not an express assignment of rights hereunder is made). No other person or entity shall acquire or have any right under or by virtue of this Agreement.

16. Notices. Any request, authorization, direction, notice, consent, waiver or other document provided by this Agreement shall be in writing and shall be deemed sufficiently given when mailed by registered or certified mail, postage prepaid, or by recognized courier service providing evidence of receipt, or delivered during business hours as follows: (i) to the Purchaser or Bondowner at 446 Main Street, Worcester, Massachusetts 01608, Attention of Edward S. Borden, Senior Vice President; or (ii) to the Borrower or the Guarantor at One Bella Drive, Westminster, Massachusetts 01473, Attention of Chief Financial Officer. Notice hereunder may be waived prospectively or retroactively by the person entitled to the notice, but no waiver shall affect any notice requirement as to other Persons. All notices shall be effective upon receipt.

17. Sale or Transfer of Bonds. The Bondowner shall provide written notice to the Borrower if the Bondowner sells, assigns or transfers all or a portion of the Bonds to another Person.

18. Miscellaneous. The captions of this Agreement are for convenience only and shall not affect the construction hereof. The Bond Documents constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all prior undertakings and agreements. This Agreement may be executed in several counterparts, each of which shall be deemed an original, may not be terminated or modified orally, and shall be governed by and interpreted in accordance with the laws of the Commonwealth.

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If the foregoing correctly sets forth our understanding, please sign and return to the Borrower the enclosed counterpart of this letter, whereupon this letter shall become a binding agreement between the undersigned and the Purchaser.

Very truly yours,

RANOR, INC.,
as Borrower

By:	/s/ Stanley Youtt
Stanley Youtt
President and Chief Executive Officer

TECHPRECISION CORPORATION,
as Guarantor

By:	/s/ Richard F. Fitzgerald
Name: Richard F. Fitzgerald
Title: Chief Financial Officer

ACCEPTED BY:

SOVEREIGN BANK

By:	/s/ Edward S. Borden
Edward S. Borden
Senior Vice President

ACKNOWLEDGED:

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

By:	/s/ Steven Chilton
Authorized Officer